Exhibit 10.61

DREAMWORKS ANIMATION SKG, INC.

2008 ANNUAL INCENTIVE PLAN

SECTION 1. Purpose. The purpose of the DreamWorks Animation SKG, Inc. 2008 Annual Incentive Plan (the “Plan”) is to provide annual performance-based incentive compensation opportunities to eligible employees of the Company (as defined below) and its Affiliates (as defined below) who are in a position to contribute materially to the success of the Company and its Affiliates.

SECTION 2. Definitions.

(a) “162(m) Award” means an Award intended to qualify as “qualified performance-based compensation” within the meaning of Section 162(m).

(b) “2008 Omnibus Plan” means the DreamWorks Animation SKG, Inc. 2008 Omnibus Incentive Plan, as may be amended from time to time.

(c) “Affiliate” means (i) any entity that, directly or indirectly, is controlled by, controls or is under common control with, the Company and/or (ii) any entity in which the Company has a significant equity interest, in either case as determined by the Committee.

(d) “Award” means an award made pursuant to the Plan.

(e) “Board” means the Board of Directors of the Company.

(f) “Change of Control” has the meaning set forth in the 2008 Omnibus Plan.

(g) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated thereunder.

(h) “Committee” means the compensation committee of the Board, or such other committee of the Board as may be designated by the Board to administer the Plan.

(i) “Company” means DreamWorks Animation SKG, Inc., together with any successor thereto.

(j) “Employee” means an employee of the Company or any of its Affiliates.

(k) “Participant” means an Employee selected from time to time by the Committee to participate in the Plan.

(l) “Performance Criteria” means the criterion or criteria that the Committee shall select for purposes of establishing the Performance Goal(s) for a Plan Year with respect to any Award under the Plan.

(m) “Performance Formula” means, for a Plan Year, one or more objective formulas applied against the relevant Performance Goal to determine, with regard to the Award of a particular Participant, whether all, some portion but less than all, or none of the Award has been earned for the Plan Year.

(n) “Performance Goal” means, for a Plan Year, one or more goals established by the Committee for the Plan Year based upon the Performance Criteria.

(o) “Plan Year” means any calendar year during which the Plan is in effect.

(p) “Section 162(m)” means Section 162(m) of the Code.

(q) “Subsidiary” means any entity in which the Company, directly or indirectly, possesses fifty percent (50%) or more of the total combined voting power of all classes of its stock.

(r) “Treasury Regulations” means all proposed, temporary and final regulations promulgated under the Code, as such regulations may be amended from time to time (including corresponding provisions of succeeding regulations).

SECTION 3. Eligibility. All present and future Employees shall be eligible to receive Awards under the Plan.

SECTION 4. Provisions Applicable to All Awards. (a) Maximum Annual Plan Limit. Notwithstanding any provision of the Plan to the contrary, the aggregate maximum amount payable under the Plan to any Participant in any Plan Year shall not exceed $10,000,000.

(b) Performance Goals. The Committee shall establish the Performance Goals for the Company and the Participants, as applicable, each Plan Year. The Committee shall also determine the extent to which each applicable Performance Criterion shall be weighted in determining weightings from Participant to Participant, Award to Award and Plan Year to Plan Year.

(c) Award Levels; Eligibility for Payment. The Committee shall establish for each Participant the amount payable with respect to each Award at specified levels of performance, based on the Performance Goal for each applicable Performance Criterion and the weighting established for such criterion. All such determinations regarding the achievement of any Performance Goals shall be made by the Committee. The actual amount payable pursuant to each Participant’s Award shall be determined by the Committee. Except as otherwise determined by the Committee in its discretion, in order to be eligible for payment in respect of an Award, a Participant must be an Employee on January 1 of the year that follows the Plan Year for which such Award is earned.

(d) Form of Payment. Awards shall be payable, in the discretion of the Committee, in cash or in Restricted Shares, RSUs or fully vested Shares of equivalent value (in each case, within the meaning of the 2008 Omnibus Plan) and shall be paid on such terms as determined by the Committee in its discretion. Any Restricted Shares and RSUs shall be subject to the terms of the 2008 Omnibus Plan (or any successor equity-compensation plan) and any applicable Award Agreement (as defined in the 2008 Omnibus Plan). The number of Restricted Shares, RSUs or Shares that is equivalent in value to a dollar amount shall be determined in accordance with a methodology specified by the Committee within the first 90 days of the relevant Plan Year (or, if shorter, within the maximum period allowed under Section 162(m)).

(e) Timing of Payment. Awards shall be paid promptly following the Committee’s determination of whether and the extent to which Performance Goals have been achieved with respect to the immediately preceding Plan Year, but in no event will such Awards be paid later than December 31 of the year following the Plan Year in which such Awards are earned; provided, however, that in the case of a Participant whose employment terminates on or before December 31 of a Plan Year, if the Committee determines that such Participant shall be entitled to payment in respect of all or a portion of the Participant’s Award with respect to such Plan Year, then such payment shall be made to such Participant not later than March 15 of the year following the year of termination. Notwithstanding the foregoing provisions of this Section 4(e), the Committee shall have the right to allow Participants to elect to defer the payment of Awards subject to such terms and conditions as the Committee may determine; provided, however, that each Participant’s election to defer the payment of an Award complies with the terms of the applicable plan or program of the Company or its Affiliates.

(f) Withholding. The Company may deduct and withhold from any amounts payable under the Plan such Federal, state, local, foreign or other taxes as are required to be withheld pursuant to any applicable law or regulation.

(g) No Limitations on Other Plans. Nothing contained in the Plan will be deemed in any way to limit or restrict the ability of the Company, any of its Affiliates or the Committee to make any award or payment to any person under any other plan, agreement, arrangement or understanding, whether now existing or hereafter in effect.

SECTION 5. 162(m) Awards. (a) Generally. The provisions of this Section 5 shall apply solely to Awards that the Committee designates as 162(m) Awards.

(b) Recipients of 162(m) Awards. The Committee shall, in its sole discretion, designate within the first 90 days of a Plan Year (or, if shorter, within the maximum period allowed under Section 162(m)) which Participants will be eligible to receive 162(m) Awards in respect of such Plan Year. However, designation of a Participant as eligible to receive a 162(m) Award hereunder for a Plan Year shall not in any manner entitle such Participant to receive payment in respect of any 162(m) Award for such Plan Year. The determination as to whether such Participant becomes entitled to payment in respect of any 162(m) Award shall be made solely in accordance with the provisions of this Section 5. Moreover, designation of a Participant as eligible to receive a 162(m) Award hereunder for a particular Plan Year shall not require designation of such Participant as eligible to receive a 162(m) Award hereunder in any subsequent Plan Year, and designation of one Employee as a Participant eligible to receive a 162(m)

Award hereunder shall not require designation of any other Employee as a Participant eligible to receive a 162(m) Award hereunder in such period or in any other period.

(c) Discretion of Committee with Respect to 162(m) Awards. With regard to a particular Plan Year, the Committee shall have full discretion to select (i) the type(s) of 162(m) Awards to be issued, (ii) the Performance Criteria that will be used to establish the Performance Goal(s), (iii) the kind(s) and/or level(s) of the Performance Goals(s) that is (are) to apply to the Company or any of its Subsidiaries, Affiliates, divisions or operational units, or any combination of the foregoing, and (iv) the Performance Formula. Within the first 90 days of a Plan Year (or, if shorter, within the maximum period allowed under Section 162(m)), the Committee shall, with regard to the 162(m) Awards to be issued for such Plan Year, exercise its discretion with respect to each of the matters enumerated in the immediately preceding sentence and record the same in writing.

(d) Performance Criteria Applicable to 162(m) Awards. Notwithstanding the foregoing, the Performance Criteria that will be used to establish the Performance Goal(s) with respect to 162(m) Awards shall be based on the attainment of specific levels of performance of the Company or any of its Subsidiaries, Affiliates, divisions or operational units, or any combination of the foregoing, and shall be limited to the following: (i) net income or earnings before or after taxes (including earnings before interest, taxes, depreciation and amortization), (ii) operating income, (iii) earnings per share, (iv) return on shareholders’ equity, (v) return on investment or capital, (vi) return on assets, (vii) level or amount of acquisitions, (viii) share price, (ix) profitability/profit margins, (x) market share (in the aggregate or by segment), (xi) revenues or sales (including specified types or categories thereof) (based on units and/or dollars), (xii) costs (including specified types or categories thereof), (xiii) cash flow, (xiv) working capital, (xv) completion of production or stages of production within specified time and/or budget parameters, (xvi) budgeted expenses (operating and capital) and (xvii) box office results (domestic, international or worldwide) of any of the Company’s films. Such Performance Criteria may be applied on an absolute basis, be relative to one or more peer companies of the Company or indices or any combination thereof or, if applicable, be computed on an accrual or cash accounting basis. To the extent required under Section 162(m), the Committee shall, within the first 90 days of the applicable Plan Year (or, if shorter, within the maximum period allowed under Section 162(m)), define in an objective manner the method of calculating the Performance Criteria it selects to use for such Plan Year.

(e) Modification of Performance Goals. The Committee is authorized at any time during the first 90 days of a Plan Year (or, if shorter, within the maximum period allowed under Section 162(m)), or any time thereafter (but only to the extent the exercise of such authority after such 90-day period (or such shorter period, if applicable) would not cause the 162(m) Awards granted to any Participant for the Plan Year to fail to qualify as “qualified performance-based compensation” under Section 162(m)), in its sole and plenary discretion, to adjust or modify the calculation of a Performance Goal for such Plan Year to the extent permitted under Section 162(m) (i) in the event of, or in anticipation of, any unusual or extraordinary corporate item, transaction, event or development affecting the Company, or any of its Affiliates, Subsidiaries, divisions or operating units (to the extent applicable to such Performance Goal) or (ii) in recognition of, or in anticipation of, any other unusual or nonrecurring events affecting the Company or any of its Affiliates, Subsidiaries, divisions or operating units (to the extent applicable to such Performance Goal), or the financial statements of the Company or any of its Affiliates, Subsidiaries, divisions or operating units (to the extent applicable to such Performance Goal), or of changes in applicable rules, rulings, regulations or other requirements of any governmental body or securities exchange, accounting principles, law or business conditions.

(f) Payment of 162(m) Awards. (i) Condition to Receipt of Payment. A Participant must be an Employee on the last day of a Plan Year to be eligible for payment in respect of a 162(m) Award for such Plan Year. Notwithstanding the foregoing and to the extent permitted by Section 162(m) of the Code, in the discretion of the Committee, 162(m) Awards may be paid to Participants who have retired or whose employment has terminated prior to the last day of the Plan Year for which a 162(m) Award is made, or to the designee or estate of a Participant who died prior to the last day of a Plan Year.

(ii) Limitation. Except as otherwise permitted by Section 162(m), a Participant shall be eligible to receive payments in respect of a 162(m) Award only to the extent that (A) the Performance Goal(s) for such period are achieved and certified by the Committee in accordance with Section 5(f)(iii) and (B) the Performance Formula as applied against such Performance Goal(s) determines that all or some portion of such Participant’s 162(m) Award has been earned for the Plan Year.

(iii) Certification. Following the completion of a Plan Year, the Committee shall meet to review and certify in writing whether, and to what extent, the Performance Goals for the Plan Year have been achieved and, if so, to calculate and certify in writing that amount of the 162(m) Awards earned for the period based upon the Performance Formula. The Committee shall then determine the actual size of each Participant’s 162(m) Award for the Plan Year and, in so doing, may apply negative discretion as authorized by Section 5(f)(iv).

(iv) Negative Discretion. In determining the actual size of an individual 162(m) Award for a Plan Year, the Committee may, in its sole and plenary discretion, reduce or eliminate the amount of the 162(m) Award earned in the Plan Year, even if applicable Performance Goals have been attained and without regard to any employment agreement between the Company and a Participant.

(v) Discretion. Except as otherwise permitted by Section 162(m), in no event shall any discretionary authority granted to the Committee by the Plan be used to (A) grant or provide payment in respect of 162(m) Awards for a Plan Year if the Performance Goals for such Plan Year have not been attained, (B) increase a 162(m) Award for any Participant at any time after the first 90 days of the Plan Year (or, if shorter, the maximum period allowed under Section 162(m)) or (C) increase a 162(m) Award above the maximum amount payable under Section 4(a) of the Plan.

SECTION 6. Administration. (a) Committee Composition. The Plan shall be administered by the Committee, which shall be composed of two or more directors, all of whom shall qualify as “outside directors” under Section 162(m).

(b) Authority of Committee. Subject to the terms of the Plan and applicable law, and in addition to other express powers and authorizations conferred on the Committee by the Plan, the Committee shall have sole and plenary authority to administer the Plan, including, but not limited to, the authority to (i) designate Participants, (ii) determine the type or types of Awards to be granted to a Participant, (iii) determine the terms and conditions of any Awards, (iv) interpret, administer, reconcile any inconsistency in, correct any default in and/or supply any omission in, the Plan and any instrument or agreement relating to, or Award made under, the Plan and (iv) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the Plan.

(c) Committee Decisions. Unless otherwise expressly provided in the Plan, all designations, determinations, interpretations and other decisions under or with respect to the Plan or any Award shall be within the sole and plenary discretion of the Committee, may be made at any time and shall be final, conclusive and binding upon the Company, its Affiliates and all Participants. The terms and conditions of Awards and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant and may be made selectively among Participants, whether or not such Participants are similarly situated.

SECTION 7. Amendment and Termination of the Plan. The Board may terminate the Plan or may amend the Plan in such respects as it shall deem advisable; provided, however, that no change shall be made without the approval of the Company’s stockholders that (i) changes the Performance Criteria applicable to 162(m) Awards, (ii) increases the maximum amount authorized to be paid to any Participant during a Plan Year, as set forth in Section 4(a), or (iii) would require the approval of the stockholders of the Company in order to satisfy Section 162(m). Notwithstanding the foregoing, the Board may unilaterally amend the Plan and 162(m) Awards as it deems appropriate to cause such Awards to meet the requirements of Section 162(m). Except as provided in the immediately preceding sentence or in Section 9(d), no modification, amendment or termination of the Plan may materially and adversely affect the rights of a Participant to whom any Award shall theretofore have been granted without the consent of such Participant.

SECTION 8. Change of Control. In the event of a Change of Control after the date of the adoption of the Plan, unless provision is made in connection with the Change of Control for assumption of Awards previously granted, all Awards shall be paid out as if the date of the Change of Control were the last day of the applicable Plan Year and “target” performance levels had been attained. All payments pursuant to this Section 8 shall be made not later than 30 days following the date of the Change of Control.

SECTION 9. Section 409A. (a) It is intended that the provisions of the Plan comply with Section 409A of the Code (“Section 409A”), and all provisions of the

Plan shall be construed and interpreted in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.

(b) No Participant and no creditor or beneficiary of any Participant shall have the right to subject any deferred compensation (within the meaning of Section 409A) payable under the Plan to any anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment. Except as permitted under Section 409A, any deferred compensation (within the meaning of Section 409A) payable to a Participant or for a Participant’s benefit under the Plan may not be reduced by, or offset against, any amount owing by such Participant to the Company or any of its Affiliates.

(c) If, at the time of a Participant’s separation from service (within the meaning of Section 409A), (i) such Participant shall be a specified employee (within the meaning of Section 409A and using the identification methodology selected by the Company from time to time) and (ii) the Company shall make a good faith determination that an amount payable hereunder constitutes deferred compensation (within the meaning of Section 409A) the payment of which is required to be delayed pursuant to the six-month delay rule set forth in Section 409A in order to avoid taxes or penalties under Section 409A, then the Company shall not pay such amount on the otherwise scheduled payment date but shall instead pay it on the first business day after such six-month period. Such amount shall be paid without interest, unless otherwise determined by the Committee, in its sole discretion, or as otherwise provided in any applicable employment agreement between the Company and the relevant Participant.

(d) Notwithstanding any provision of the Plan to the contrary, in light of the uncertainty with respect to the proper application of Section 409A, the Company reserves the right to make amendments to the Plan as the Company deems necessary or desirable to avoid the imposition of taxes or penalties under Section 409A. In any case, Participants are solely responsible and liable for the satisfaction of all taxes and penalties that may arise in connection with Awards (including any taxes arising under Section 409A), and the Company shall not have any obligation to indemnify or otherwise hold any Participant harmless from any or all of such taxes or penalties.

SECTION 10. No Right to Continued Employment. Nothing contained in the Plan or in any Award Notice (or in any other documents related to the Plan or to any Award or Award Notice) shall confer upon any Participant any right to continue in the employ or other service of the Company or an Affiliate.

SECTION 11. No Trust or Fund Created. Neither the Plan nor any Award shall create or be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company or any Affiliate, on one hand, and a Participant, on the other. To the extent that any Participant acquires a right to receive payments from the Company or any Affiliate pursuant to an Award, such right shall be no greater than the right of any unsecured general creditor of the Company or such Affiliate.

SECTION 12. Successors. All obligations of the Company under the Plan shall be binding upon and inure to the benefit of any successor to the Company,

whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

SECTION 13. Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan and any Award hereunder shall be determined in accordance with the laws of the State of Delaware, without giving effect to the conflict of laws provisions thereof.

SECTION 14. Headings. Headings are given to the Sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

SECTION 15. Effective Date of the Plan. The Plan became effective upon its approval by the Board on February 21, 2008 and is effective with respect to Plan Years commencing with 2008. Notwithstanding the foregoing, no Award that has been designated as a 162(m) Award shall be payable hereunder unless and until the Plan has been approved by the stockholders of the Company. If the stockholders of the Company do not approve the Plan, all outstanding 162(m) Awards shall be forfeited.

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